Exhibit 10.1

AMENDMENT

This Amendment is made and entered into on November 17, 2006, by and among BROOKE CORPORATION, a Kansas corporation (hereinafter "Buyer") and KANSAS CITY LIFE INSURANCE COMPANY, a Missouri corporation (hereinafter "Seller").

RECITALS

1. Buyer and Seller entered into a Stock Purchase Agreement (hereinafter "SPA") on January 23, 2006, wherein Buyer agreed to purchase, and Seller agreed to sell, all of the issued and outstanding shares of capital stock of Generations Bank, a federal stock savings bank headquartered in Kansas City, Missouri (hereinafter "the Bank").

2. For and in consideration of the premises and mutual covenants herein and other good and valuable considerations, Buyer and Seller mutually agree to amend the SPA as set forth herein.

EXTENSION OF EXPIRATION DATE

Section 9.3(a)(iv) of the SPA provides that the SPA will terminate on or about November 22, 2006. The parties hereto agree to extend the expiration date under Section 9.3(a)(iv) to Wednesday, January 31, 2007 at 5:00 p.m. (the "Revised Expiration Date").

REIMBURSEMENT OF INCREMENTAL COSTS

Section 4.2(c) of the SPA provides that the Bank has the right to enter into a new contract with JACK HENRY ASSOCIATES, INC. (hereinafter "JHA") for a period not to exceed five (5) years upon terms reasonably acceptable to Buyer. At the request of and as a concession to Buyer, Seller hereby agrees that, unless Buyer and Seller agree in advance in writing, the Bank will not enter into a new contract with JHA on or before the Revised Expiration Date, and thereby forego the opportunity to lock in a more favorable fee structure for data processing services in consideration of Buyer agreeing as follows:

(a) Buyer agrees to pay to Seller at the closing of the SPA an Incremental Cost of Two Hundred Dollars ($200) per day, from and including December 1, 2006 through the date of Closing.

(b) In the event the SPA is not closed by the Revised Expiration Date, Buyer agrees to reimburse the Bank Two Hundred Dollars ($200) per day, from and including December 1, 2006 through February 28, 2007. Buyer agrees to pay Bank within thirty (30) days after Buyer's receipt from Seller or Bank written demand for such Incremental Cost.

TERMINATION OF BENEFIT PLANS

Section 7.1(k) of the SPA provides as a closing condition that Bank shall have terminated all Benefit Plans (as defined in the SPA) and Other Benefits (as defined in the SPA) effective as of Closing. At the request of Buyer, the SPA is amended by replacing Section 7.1(k) with the following new Section 7.1(k):

"(k) Benefit Plans. Effective as of Closing, Bank shall have terminated all Benefit Plans and Other Benefits, other than any of Bank's group medical, dental, life insurance, accidental death and dismemberment and short-term disability plans."

FULL FORCE AND EFFECT

Except as specifically amended herein, the SPA shall continue in full force and effect in accordance with its original terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed the day and year first above written.

BUYER:

BROOKE CORPORATION

By:/s/ Robert D. Orr

Name: Robert D. Orr

Title: Chairman and Chief Executive Officer

SELLER:

KANSAS CITY LIFE INSURANCE COMPANY

By:/s/ Tracy W. Knapp

Name: Tracy W. Knapp

Title: Senior Vice President, Finance